Exhibit 99.5

CONSENT OF LEE MING SUNG

Advanced Biomed Inc. (the “Company”) intends to file a Registration Statement on Form S-l (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as an independent director nominee.

Dated: August 25, 2023

By:	/s/Alfred Lee Ming Sung
Alfred Lee Ming Sung